Exhibit 99.1

Press Release

Release Date:	November 7, 2014	Contact:	Thomas A. Vento -
	at 4:30 p.m. EST		President
Joseph R. Corrato -
Executive Vice
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR RESULTS

    Philadelphia, Pennsylvania (November 7, 2014) –Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Savings Bank (the “Bank”), today reported net income of $386,000, or $0.04 per diluted share, for the quarter ended September 30, 2014 as compared to $784,000 or $0.08 per diluted share, for the comparable period in 2013.  The $398,000 decrease in net income for the three months period ended September 30, 2014 as compared to the same period in 2013 was primarily due to the $240,000 provision for loan losses recorded in the quarter ended September 30, 2014 as compared to a $500,000 loan loss recovery for the same period in 2013.

    For the year ended September 30, 2014, the Company recognized net income of $1.8 million, or $0.19 per diluted share, as compared to net income of $1.8 million, or $0.19 per diluted share for the fiscal year ended September 30, 2013.  Although net income was essentially the same for both fiscal year 2014 and 2013, the components driving net income were different. For fiscal 2014, net interest income increased $635,000 to $13.1 million as compared to fiscal 2013, while fiscal 2013 reflected a substantial recovery as compared to the establishment of a provision for loan losses for fiscal 2014.

    Tom Vento, Chairman, President and Chief Executive Officer, stated “We are pleased to be reporting our 14th consecutive quarter of profitable operations, which has provided us with the ability to pay two quarterly dividends. As we continue with our strategy of building a strong and profitable financial institution, we also continue to focus on our long-term objective of enhancing stockholder value by approving a common stock buyback program to repurchase up to 950,000 shares which commenced October 2014. As of October 31, 2014, we had repurchased 82,900 shares.”

    During early October 2013 we completed our second-step conversion and related public stock offering, converting the Company to be 100% owned by public stockholders. A total of 7,141,602 shares of common stock were sold in the subscription offering at $10.00 per share for gross proceeds of $71.4 million. Information provided in this press release for the fiscal year ended September 30, 2013 does not include the effects of the second-step conversion and stock offering.

    At September 30, 2014, we had total assets of $525.5 million, as compared to $607.9 million at September 30, 2013, a decrease of 13.6%. The primary reason for the $82.4 million decrease in assets was a reduction of $113.6 million in cash and cash equivalents. The decrease in such assets reflected in large part the return of approximately $74.3 million in excess subscription funds. Loans receivable increased to $321.1 million at September 30, 2014 from $306.5 million at September 30, 2013 as we continued our efforts to prudently grow the loan portfolio. A majority of the loan growth consisted of the origination of single-family residential loans within our immediate market area.  During the year, investment securities increased $13.1 million, primarily due to the Company purchasing mortgage-backed securities guaranteed by the U.S. Government with short effective lives to improve earnings, while reducing the Company’s exposure to interest rate risk.

Total liabilities decreased to $396.1 million at September 30, 2014 from $548.0 million at September 30, 2013. The $151.9 million decrease in total liabilities was primarily due to the return of $74.3 million of subscription funds returned to subscribers who were unable to purchase shares in the Company’s stock offering and the transfer of $70.3 million to stockholders’ equity in connection with the stock offering. Excluding the funds held in connection with the offering, total deposits decreased $6.2 million, primarily due to our determination to let certain higher costing certificates of deposit run-off as part of our asset/liability management strategy. The deposit outflows experienced during the year were funded from cash and cash equivalents.

Total stockholders’ equity increased by $69.5 million to $129.4 million at September 30, 2014 from $59.9 million at September 30, 2013. The increase was primarily due to the receipt of net proceeds of approximately $69.4 million from the Company’s second-step conversion which closed October 9, 2013 and the recognition of $1.8 million in earnings during the year ended September 30, 2014, partially offset by dividend payments totaling $571,000. In addition stockholders’ equity was favorably affected by the increased fair value of the remaining available for sale securities in the portfolio due to changes in market interest rates as of September 30, 2014.

      For the three months ended September 30, 2014, net interest income increased to $3.4 million as compared to $3.0 million for the same period in fiscal 2013. The increase reflected a $178,000 or 4.5% increase in interest income combined with a $130,000 or 13.7% decrease in interest paid on deposits and borrowings. The increase in net interest income resulted from an increase of $18.8 million in the average balance of interest-earning assets as well as by a decrease of $49.5 million in the average balance of deposits compared to the same period in fiscal 2013.  The weighted average yield for interest-earning assets and cost of interest-bearing liabilities for both three month periods remained relatively stable. During the three month period ended September 30, 2014, the Company reinvested cash and cash equivalents into loans and investment securities which partially offset the reduction in yields earned on loans and mortgage-backed securities. The weighted average yield on loans decreased 16 basis points to 4.01% for the three month period ended September 30, 2014, compared to 4.17% for the same period in 2013.  The yield on mortgage-backed securities decreased 67 basis points to 2.69% for the three month period ended September 30, 2014, compared to 3.36% for the same period in 2013.  The decrease in interest expense resulted primarily from a decrease of $49.2 million in the average balance of interest-bearing liabilities, primarily higher costing certificates of deposit and the return of the excess subscription funds related to the second-step offering, for the three months ended September 30, 2014, as compared to the same period in 2013.

    For the year ended September 30, 2014, net interest income increased $635,000 or 5.1% to $13.1 million as compared to $12.4 million for the same period in fiscal 2013. The increase was due to a $943,000 or 21.7% decrease in interest expense partially offset by a $308,000 or 1.8% decrease in interest income.  The increase in net interest income resulted from an increase of $35.5 million in the average balance of interest-earning assets combined with a decrease of $35.0 million in the average balance of interest-bearing liabilities between fiscal year 2013 and fiscal year 2014. The weighted average yield earned on interest-earning assets decreased to 3.28% for fiscal year 2014 as compared to 3.60% for fiscal year 2013. The decrease in the weighted average yield earned was primarily due to the reinvestment at lower current market rates of the proceeds from called or sold investment and mortgage-backed securities and the origination of new loans. The decrease in interest expense resulted primarily from a 15 basis point decrease to 0.89% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during fiscal year 2014 combined with a $35.0 million or 8.4% decrease in the average balance of interest-bearing liabilities, primarily certificates of deposit, during the year ended September 30, 2014, as compared to fiscal year 2013.  The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on our cost of funds as deposits re-priced downward as well as continued implementation of asset/liability strategies designed to reduce our use of higher costing certificates of deposit as a funding source.

      For the three months ended September 30, 2014, the net interest margin was 2.71% compared to 2.56% for the same period in fiscal 2013. The increase was primarily due to an increased average balance of interest-earning assets combined with a decreased average balance of interest-bearing liabilities. For the year ended September 30, 2014, the net interest margin was 2.61% as compared to 2.67% for fiscal year 2013.  The decrease reflected the decline in yields earned on interest-earning assets which declined to a greater degree than the rates paid on interest-bearing liabilities due to the already low level of our cost of funds, partially offset by the increase in net interest-earning assets.

The Company established a provision for loan losses of $240,000 during the three and twelve months ended September 30, 2014, while the Company recorded a recovery for loan losses of $500,000 for the three and twelve months ended September 30, 2013.  The provisions for loan losses were deemed necessary for the 2014 periods due to the growth in the loan portfolio combined with an increase in the level of classified assets. The recovery for loan losses was deemed appropriate due to the recovery of previously charged off loan amounts of $202,000 and $1.1 million during the three months and year ended September 30, 2013, respectively.  The Company believes that the provision at September 30, 2014 is sufficient to cover all inherent and known losses associated with the loan portfolio at such date.  At September 30, 2014, the Company’s non-performing assets totaled $6.2 million or 1.2% of total assets as compared to $7.0 million or 1.2% of total assets at September 30, 2013.  Non-performing assets at September 30, 2014 included $5.9 million in non-performing loans consisting of $3.5 million of one-to four-family residential loans, $1.5 million of single-family residential investment property and $877,000 of commercial real estate loans.  Non-performing assets also included a one-to-four family residential real estate owned property with an aggregate carrying value of $360,000.

    As of September 30, 2014, the Bank had eight loans that were classified as trouble debt restructurings aggregating $3.9 million of which two loans aggregating $2.3 million were classified as non-performing, although all eight loans have performed in accordance with the terms of their revised agreements. As of September 30, 2014, the Bank’s classified assets totaled $22.0 million as compared to $15.5 million as of September 30, 2013 with the increase primarily due to the classification of seven loans aggregating $9.0 million to one borrower as a result of the termination of a commitment to the borrower from an investor that would have provided the borrower sufficient funds to allow the borrower to be able to continue to make the payments required by in the applicable loan agreements. All of such loans were current as of September 30, 2014.

    The allowance for loan losses totaled $2.4 million, or 0.8% of total loans and 41.2% of total non-performing loans at September 30, 2014 as compared to $2.4 million, or 0.8% of total loans and 35.5% of total non-performing loans at September 30, 2013.

    With respect to the quarter ended September 30, 2014, non-interest income amounted to $343,000 as compared to $283,000 for the same quarter in fiscal 2013. Non-interest income amounted to $1.1 million for the year ended September 30, 2014 compared with $1.8 million for the same period in fiscal 2013. The primary reason for the difference in non-interest income between fiscal year 2014 as compared to fiscal year 2013 was the substantially larger gain on sale of available for sale securities of approximately $452,000 experienced during fiscal 2013.

    For the three months ended September 30, 2014, non-interest expense increased $301,000 to $3.0 million as compared to the same quarter in fiscal 2013. The primary reason for the increase in non-interest expense was an increase in salary and employee benefit expense and professional services expenses, partially offset by a decline in FDIC deposit insurance and advertising expenses. For the year ended September 30, 2014, non-interest expense increased $215,000 to $11.5 million compared to fiscal year 2013. The increase for the year ended September 30, 2014 was primarily due to increases in salary and employee benefit, professional services and office occupancy expenses, partially offset by a decline in real estate owned, FDIC deposit insurance and advertising expenses.

    We recorded income tax expense for the three months ended September 30, 2014 of $122,000, compared to income tax expense of $397,000 for the three months ended September 30, 2013.  For the year ended September 30, 2014, we incurred income tax expense of $690,000 as compared to $1.7 million for fiscal year 2013. As a result of the Company increasing the deferred tax valuation allowance in June 2013, specifically for the capital loss carryforward which became fully reserved as a result, the Company’s effective tax rate has been less volatile during fiscal 2014 and reflected a more normalized rate.

    Subsequent to September 30, 2014, the Bank has executed an agreement to sell its branch property located in Center City Philadelphia. Under the terms of the agreement, consummation of the sale is subject to certain contingencies including the Bank procuring a suitable site within close proximity for relocation of the branch and obtaining regulatory approval for such relocation.  If the transaction is consummated as expected, an estimated pre-tax gain of approximately $1.8 million would be recorded upon closing.  The sale is currently expected to be completed during the second quarter of fiscal year 2015.

    The Company has also received approval from the FDIC and the Pennsylvania Department of Banking and Securities to open a branch to be located in Chalfont, Bucks County, Pennsylvania.  The Company anticipates the branch will be open by the end of the year.

    Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

    This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At September 30,	At September 30,
	2014	2013
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$525,483	$607,897
Cash and cash equivalents	45,382	158,984
Investment and mortgage-backed securities:
Held-to-maturity	80,840	83,732
Available-for-sale (1)	57,817	41,781
Loans receivable, net	321,063	306,517
Deposits	391,025	542,748
FHLB advances	340	340
Non-performing loans	5,880	6,634
Non-performing assets	6,240	7,040
Stockholders’ equity	129,425	59,912
Full-service offices	7	7

	Three Months Ended September 30,		Year Ended September 30,
	2014	2013	2014	2013
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,175	$3,997	$16,465	$16,773
Total interest expense	818	948	3,401	4,344
Net interest income	3,357	3,049	13,064	12,429
Provision (recovery) for loan losses	240	(500)	240	(500)
Net interest income after provision for loan losses	3,117	3,549	12,824	12,929
Total non-interest income	343	283	1,111	1,774
Total non-interest expense	2,952	2,651	11,465	11,250
Income before income taxes	508	1,181	2,470	3,453
Income tax expense	122	397	690	1,698
Net income	$386	$784	$1,780	$1,755
Basic earnings per share	$0.05	$0.08	$0.20	$0.19
Diluted earnings per share	$0.04	$0.08	$0.19	$0.19
Dividends paid per common share	$0.03	$0.00	$0.06	$0.00
Book value per share	$13.56	$6.26	$13.56	$6.26

Selected Operating Ratios(2):
Average yield on interest- earning assets	3.37%	3.36%	3.28%	3.60%
Average rate paid on interest-bearing liabilities	0.87%	0.89%	0.89%	1.04%
Average interest rate spread(3)	2.51%	2.47%	2.40%	2.56%
Net interest margin(3)	2.71%	2.56%	2.61%	2.67%
Average interest-earning assets to average interest-bearing liabilities	131.00%	111.37%	130.51%	111.15%
Net interest income after provision for loan losses to non-interest expense	105.59%	133.87%	111.85%	114.92%
Total non-interest expense to total average assets	2.30%	2.17%	2.21%	2.32%
Efficiency ratio(4)	79.78%	79.56%	80.88%	79.21%
Return on average assets	0.30%	0.64%	0.34%	0.36%
Return on average equity	1.19%	5.31%	1.38%	2.96%
Average equity to average total assets	25.35%	12.11%	24.79%	12.21%

	At or for the Three Months Ended September 30,		At or for the Year Ended September 30,
	2014	2013	2014	2013
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	1.83%	2.16%	1.83%	2.16%
Non-performing assets as a percentage of total assets(6)	1.19%	1.16%	1.19%	1.16%
Allowance for loan losses as a percentage of total loans	0.75%	0.77%	0.75%	0.77%
Allowance for loan losses as a percentage of non-performing loans	41.24%	35.47%	41.24%	35.47%
Net charge-offs to average loans receivable	0.00%	-0.27%	0.05%	-0.35%

Capital Ratios(5)
Tier 1 leverage ratio
Company	25.39%	12.54%	25.39%	12.54%
Bank	17.95%	11.81%	17.95%	11.81%
Tier 1 risk-based capital ratio
Company	57.21%	26.69%	57.21%	26.69%
Bank	40.52%	25.15%	40.52%	25.15%
Total risk-based capital ratio
Company	58.28%	27.72%	58.28%	27.72%
Bank	41.59%	26.18%	41.59%	26.18%

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(1) Includes impaired securities. (2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5)  Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Subsequent to September 30, 2013, the Company infused an additional $34.8 million of capital into the Bank upon the successful completion of the second-step conversion and related stock offering.

(6)  Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due, loans recently restructured and classified as troubled debt restructurings (“TDR”) and placed on non-accrual as a result and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. The TDRs in most cases are performing in accordance with their restructured terms. It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

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